FOR IMMEDIATE RELEASE	EXHIBIT 99.1

eUniverse Raises $2.5 Million in Common Stock Financing

Los Angeles, CA – November 21, 2003 – eUniverse, Inc. (EUNI.PK) announced today that the Company recently completed a private placement of 1,643,000 shares of common stock to a group of existing and new Company stockholders at an issue price of $1.50 per share generating proceeds of approximately $2.5 million. The Company intends to use the proceeds for working capital. The private placement was facilitated by ThinkEquity Partners and follows the Company’s announcement earlier this month of the closing of an $8 million Series C preferred stock placement.

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination Web sites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo (www.flowgo.com), one of the largest entertainment Web sites according to Nielsen//NetRatings; comedy site MadBlast (www.madblast.com); dating site Cupid Junction (www.cupidjunction.com); GameUniverse, which includes online computer gaming sites Case’s Ladder (www.CasesLadder.com) and Skill Jam (www.SkillJam.com); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.